As filed with the Securities and Exchange Commission on March 29, 2021

Registration No. 333-228386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Urovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-1463899
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB, United Kingdom	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Urovant Sciences Ltd. 2017 Equity Incentive Plan, as Amended and Restated

(Full title of the plans)

Ajay Bansal

Senior Vice President and Chief Financial Officer

Urovant Sciences, Inc.

5281 California Avenue, Suite 100

Irvine, CA 92617

(Name and address of agent for service)

(949) 226-6029

(Telephone number, including area code, of agent for service)

Copy to:

Mark D. Peterson

O’Melveny & Myers, LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

(949) 823-6971

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement filed by Urovant Sciences Ltd. (the “Registrant”):

●

Registration Statement on Form S-8 (File No. 333-228386) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2018, which registered the offer and sale of 1,212,916 shares of the Registrant’s common stock issuable pursuant to the Urovant Sciences Ltd. 2017 Equity Incentive Plan, as amended and restated.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statement.

On March 29, 2021, pursuant to the Agreement and Plan of Merger, dated as of November 12, 2020 (the “Agreement”), by and among the Registrant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares, (“Sumitovant”) and Titan Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant (“Merger Subsidiary”), the Merger Subsidiary merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Sumitovant.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. Accordingly the Registrant hereby terminates the effectiveness of the Registration Statement, and in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 29, 2021.

Urovant Sciences Ltd.

By:	/s/ James Robinson
Name:	James Robinson
Title:	Principal Executive Officer